Exhibit 10.1
EXECUTION VERSION

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of August 22, 2013, is by and between MESQUITE GAMING, LLC, a Nevada limited liability company (the “Borrower”), and NEVADA STATE BANK, a Nevada state banking corporation (the “Lender”).
Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall apply equally to both the singular and plural form of the terms defined, as the context requires):
“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
“Affiliate Loans”: Loans or other debt owed by the Borrower to a holder of Equity Interests of the Borrower or family members or Affiliates of such holders; provided that in no event shall the interest rate payable with respect to any such loans or debt exceed 7% for the four consecutive fiscal quarters following the Closing Date or 8% for any period thereafter.
“Applicable Fee Rate”: 0.25%.
“Applicable Margin”: With respect to the Revolving Loans, 5.25%, and with respect to the Term Loan, subject to the last sentence of this definition, with respect to the period (a) beginning on the first day of the month immediately following the month that a compliance certificate required by Section 5.1(c) is delivered with respect to the last month of any fiscal quarter (the “Applicable Margin Determination Date”), (b) through, but not including, the immediately following Applicable Margin Determination Date, the percentage based on the Senior Cash Flow Leverage Ratio calculated as of the last day of the fiscal quarter for which the financial statements required to be delivered pursuant to Section 5.1(b) were delivered:

Level	Senior Cash Flow Leverage Ratio	Applicable Margin
Level I	Greater than 2.00:1.00	5.25%
Level II	Equal to or less than 2.00:1.00	4.75%

Notwithstanding the foregoing, (i) if a compliance certificate required to be delivered pursuant to Section 5.1(c) is not delivered within 30 days after the end of the applicable fiscal quarter, the Applicable Margin shall be as specified above for Level I for the period from and including the 31st day after the end of the fiscal quarter to, but not including, the date such compliance certificate is delivered and (ii) during the period from the Closing Date until the delivery of the financial statements and compliance certificate for the fiscal quarter ending September 30, 2013, the Applicable Margin shall be as specified above for Level I.
“Availability”: As of any date of determination, (i) the Revolving Commitment Amount minus (ii) the aggregate unpaid principal balance of Revolving Loans outstanding on such date.
“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
“Borrower”: As defined in the opening paragraph hereof.
“Borrowing Request”: A Borrowing Request in the form of Exhibit A.
“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Nevada) on which banks are permitted to be open in Las Vegas, Nevada.
“Capital Expenditures”: For any period and any Person, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows of such Person during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.
“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitutes Capitalized Lease Obligations.
“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
“Cash Equivalents”: Without duplication, (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAA-G” by S&P or “P-1” or better by Moody’s.
“Cash Management Services”: Any banking services provided to the Borrower or any Subsidiary by the Lender or by any Affiliate of the Lender, including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, and (g) treasury management, including, without limitation, collections, depository and disbursement services.
“Change in Law”: Any of (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority that is applicable to the Borrower or is of general applicability and that is made or issued after the date of this Agreement. Notwithstanding the foregoing for purposes of this definition, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.
“Change of Control”: The occurrence, after the Closing Date and without the prior written consent of the Lender, of: (i) the direct or indirect transfer of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing more than 50% of the combined voting power of all Equity Interests of the Borrower on a fully-diluted basis, unless Michael J. Gaughan Family, LLC and Anthony Toti, and/or their respective Affiliates continue to hold not less than 50% of the combined voting power of all Equity Interests of the Borrower on a fully-diluted basis ; or (ii) except following a transaction permitted by Section 6.1 or 6.2, the Borrower ceasing to own and control, directly or indirectly through one or more other Subsidiaries, 100% of the Equity Interests or 100% of the voting power of each Subsidiary (in each case other than de minimis Equity Interests or voting power required by local law of any foreign Subsidiary to be held by local officers) entitled to vote in the election of the Board of Managers (or other similar body) of such Subsidiary.
“Closing Date”: August 22, 2013.
“Code”: The Internal Revenue Code of 1986, as amended.
“Commitments”: The Revolving Commitment and the Term Loan Commitment.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Constituent Documents”: With respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of Equity Interests of such Person or voting rights among such Person’s owners.
“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
“Deed of Trust”: The Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Financing Statement dated as of the Closing Date executed by the owners of the Real Property in respect of the Real Property in favor of the Lender, as it may from time to time be supplemented, modified, amended, extended or replaced, and any other deed of trust or mortgage that may from time to time be executed in favor of the Lender securing the Obligations.
“Deed of Trust Documents”: Collectively, (a) the Deed of Trust, (b) a title policy in an amount and in form and substance satisfactory to the Lender, (c) any and all other documents or instruments executed and delivered by the owners of the Real Property to the Lender in connection with the Deed of Trust, and (d) any and all documents or instruments amending, supplementing, restating, replacing, relating to or otherwise modifying any of the foregoing documents.
“Default”: Any event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.
“Defined Benefit Plan”: Each defined benefit plan (whether in existence on the Closing Date or thereafter instituted), within the meaning of 3(35) of ERISA that is subject to Title IV of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

“EBITDA”: For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before deductions for income taxes, Interest Expense, depreciation and amortization, calculated excluding non-recurring gains and losses, in each case calculated for said period without duplication and in accordance with GAAP.

“Environmental Indemnity Agreement”: The Environmental and ADA Indemnification Agreement dated as of the Closing Date between the Loan Parties and the Lender.
“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and that is treated as a single employer under Section 414 of the Code.
“ERISA Event”: Any of (a) any Reportable Event; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the assertion by a Multiemployer Plan that the Borrower or any ERISA Affiliate has Withdrawal Liabilities or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Plan with the PBGC or the actual termination of a Plan, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, the commencement of proceedings by the PBGC to terminate a Plan, or the termination of a Multiemployer Plan under Section 4041A of ERISA; (e) a failure by the Borrower or any ERISA Affiliate to make required contributions to a Plan or Multiemployer Plan that; (f) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 304(i)(4) of ERISA); (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower is liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a)(2) of the Internal Revenue Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower is liable.
“Event of Default”: Any event described in Section 7.1.

“Excess Cash Flow”: For any period of determination, (a) EBITDA, minus (b) Restricted Payments, minus (c) Capital Expenditures paid in cash, minus, (d) Interest Expense paid in cash, minus (e) all principal payments made in respect of the Term Loan during such period (including any prepayments made pursuant to Section 2.6(a) or (b)).
“Excluded Swap Obligation”: With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.
“Financials”: As defined in Section 4.5.
“Fixed Charge Coverage Ratio”: As of the date of determination, subject to the following provisions of this definition, the ratio of the following, in each case calculated without duplication and on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP:

(a)
trailing twelve month EBITDA, minus the sum of (i) Capital Expenditures paid in cash (net of any amounts financed or funded with capital contributions to the extent such capital contributions are included in EBITDA) during the trailing twelve month period, (ii) Restricted Payments paid during the trailing twelve month period pursuant to Section 6.7(c), and (iii) income taxes paid in cash during the trailing twelve month period, to

(b)
the sum, without duplication, of Interest Expense paid in cash during the trailing twelve month period, plus the aggregate amount of all scheduled principal payments made during the trailing twelve month period with respect to Total Liabilities, including the principal portion of scheduled payments made with respect to Capitalized Lease Obligations and Subordinated Debt, but excluding any scheduled principal payments made with respect to insurance premium financing and any principal payments made pursuant to Section 2.6(a)(iii). The foregoing computed sum is herein referred to as “Fixed Charges.”

Notwithstanding the foregoing, for the purpose of computing the Fixed Charge Coverage Ratio for the three fiscal-quarter periods ending December 31, 2013, March 31, 2014, and June 30, 2014, Fixed Charges shall not be computed on the basis of applicable payments made during the trailing twelve month period, but, instead, (i) for the fiscal-quarter ending December 31, 2013, Fixed Charges shall be equal to the total amount of such payments made during the period from October 1, 2013 through December 31, 2013 multiplied by four (4); (ii) for the fiscal-quarter ending March 31, 2014, Fixed Charges shall be equal to the total amount of such payments made during the period from October 1, 2013 through March 31, 2014 multiplied by two (2); and (iii) for the fiscal-quarter ending June 30, 2014, Fixed Charges shall be equal to the total amount of such payments made during the period from October 1, 2013 through June 30, 2014, multiplied by four-thirds (4/3).
“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of any date of determination.
“Gaming Authority”: Collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any other Governmental Authority that holds regulatory, licensing or permitting authority over gambling or casino activities conducted by Borrower or any Subsidiary within its jurisdiction.
“Gaming Laws”: All laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling or casino activities conducted by Borrower or any Subsidiary within its jurisdiction.
“Governmental Authority”: The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor”: Each direct and indirect Subsidiary of the Borrower. As of the Closing Date, the Guarantors are 5.47 RBI, LLC, C & HRV, LLC, CasaBlanca Resorts, LLC, Oasis Interval Management, LLC, Oasis Interval Ownership, LLC, Oasis Recreational Properties, Inc., RBG, LLC, and VRCC, LLC.
“Guaranty”: The guaranty dated of the Closing Date and executed by the Guarantors in favor of the Lender, as from time to time supplemented, modified, amended, extended or replaced.
“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
“Indebtedness”: With respect to any Person at the time of any determination, without duplication: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as installment purchases of property or the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (including all earn-out or like obligations), (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all mandatory redemption, repurchase, put option or dividend obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person. Notwithstanding the foregoing, no Operating Lease (or any guaranty thereof) or obligations for the payment of insurance premiums over time shall be included as Indebtedness.
“Indemnitee”: As defined in Section 8.12.
“Ineligible Assignee”: Any of the following Persons, and any Affiliate of any of the following Persons: Z Capital Partners, L.L.C., James J. Zenni, Jr., Black Diamond Capital Management, L.L.C. and Stephen H. Deckoff.
“Interest Expense”: For any period of determination and any Person, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.
“Interest Period”: A period of one month, during which the entire outstanding principal balance of the Loans bears interest determined in relation to LIBOR, with the understanding that (i) the initial Interest Period shall commence on the date of the initial Loans and shall be in effect until the last day of the calendar month of the initial Loans, (ii) each successive Interest Period shall commence automatically, and without notice to or consent from the Borrower, on the first day of the calendar month following the date on which the immediately preceding Interest Period matures, and (iii) if, on the first day of the last Interest Period applicable hereto the remaining term of the Loans having the latest final scheduled maturity date is less than one month, such Interest Period shall be in effect only until the scheduled maturity date hereof.
“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all cash returns, cash dividends, and cash distributions (or the fair market value of any non-cash returns, dividends, and distributions) received by such Person, less all liabilities expressly assumed by another Person in connection with the sale of such Investment, and all loans and advances shall be taken at the principal amount thereof then remaining unpaid.
“Lender”: As defined in the opening paragraph hereof.
“LIBOR”: As of any date of determination and for each Interest Period relevant to the Loans, the rate per annum reported at 11 A.M. on the Business Day that is two Business Days prior to the first day of such Interest Period on Reuters Screen LIBOR01 Page (or any successor or substitute page on such screen) as the London Interbank Offered Rate for United States dollar deposits for a period equal to the Interest Period (or, if such page shall cease to be publicly available or, if the information on such page, in the Lender’s reasonable judgment, ceases to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).
“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
“Loan”: A Revolving Loan or a Term Loan.
“Loan Documents”: This Agreement, the Notes, the Security Agreement, the Deed of Trust Documents, the Guaranty, the Subordination Agreement, and any other document or instrument given by any Person in favor of the Lender to secure or guaranty all or any portion of the Obligations, in each case as such document or instrument may from time to time be supplemented, modified, amended, extended or replaced.
“Loan Parties”: The Borrower and the Guarantors.
“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) that could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or any writing executed pursuant thereto, or (c) the validity, collectability or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.
“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, that is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.
“Note”: The Term Note or the Revolving Note.
“Obligations”: All unpaid principal of and accrued and unpaid interest on the Loans, all obligations in connection with Cash Management Services, all Rate Protection Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lender or any indemnified party arising under the Loan Documents, in all cases whether now existing or hereafter arising or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and together with all renewals, modifications, extensions, increases, substitutions or replacements of any such obligations or liabilities; provided that “Obligations” shall exclude all Excluded Swap Obligations.
“Operating Lease”: Any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any changes in accounting principles after December 31, 2010, that is required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board.
“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
“Permitted Acquisition”: As defined in Section 6.12(e).
“Permitted Liens”: Liens permitted by Section 6.14.
“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate, other than a Multiemployer Plan.
“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.
“Rate Protection Obligations”: The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.
“Rate Protection Provider”: The Lender, or any Affiliate of the Lender, that is the counterparty of the Borrower under any Rate Protection Agreement.
“Real Property”: Collectively, (a) the real property in respect of the Casablanca Resort & Casino in Mesquite, Nevada, (b) the real property in respect of the Virgin River Hotel and Casino in Mesquite, Nevada, (c) the real property in respect of the Oasis Hotel and Casino in Mesquite, Nevada, and (d) any other real property owned or leased by the Borrower or any Subsidiary, but excluding real property held by (i) RBG, LLC, located at 100 Pulsipher Lane, Units 1101 and 1105, Mesquite, Nevada, known as Clark County Assessor’s Parcel Numbers, 001-18-711-001 and 001-18-711-173, and located northwest of Pulsipher Lane and Leavitt Lane, known as Clark County Assessor’s Parcel Number 001-18-701-007, (ii) Oasis Interval Ownership, LLC, located at 897 West Mesquite Boulevard, Mesquite, Nevada, known as Clark County Assessor’s Parcel Numbers 001-18-602-003 and 001-18-602-004, and (iii)VRCC, LLC, located on Pioneer Boulevard, known as Clark County Assessor’s Parcel Number 001-09-801-003.
“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code. A Reportable Event shall also include an event under Section 4062(e) of ERISA and an event requiring notice to the PBGC under Section 4010 of ERISA, excluding any such event as to which the PBGC has waived the notice required under Section 4010 of ERISA.
“Resort Properties”: Collectively, (a) the Casablanca Resort & Casino in Mesquite, Nevada, (b) the Virgin River Hotel and Casino in Mesquite, Nevada, (c) the Oasis Hotel and Casino in Mesquite, Nevada, and (d) any other casino, hotel, resort or entertainment facility owned or leased by the Borrower or any Subsidiary.
“Restricted Payment”: (a) Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Subsidiary thereof, (b) any amount paid on account of any Indebtedness, promissory notes, intercompany Indebtedness or other liabilities or obligations owed by the Borrower to any holder of Equity Interests in the Borrower other than the Lender (including payments on the Affiliate Loans permitted under Section 6.13 to holders of Equity Interests in the Borrower, family members and Affiliates), or (c) any amount prepaid directly or indirectly on account of any Indebtedness other than (i) any prepayment on the Obligations or (ii) any regularly scheduled payments.
“Revolving Commitment”: With respect to the Lender, the agreement of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Revolving Commitment Amount”: As of any date, the Revolving Commitment Amount of the Lender. As of the Closing Date, the Revolving Commitment Amount is $6,000,000.

“Revolving Commitment Fees”: As defined in Section 2.8(b).
“Revolving Loan”: As defined in Section 2.1(a).
“Revolving Loan Date”: The date of the making of any Revolving Loan.
“Revolving Note”: The promissory note of the Borrower in the form of Exhibit B, evidencing the obligation of the Borrower to repay the Revolving Loans.
“Security Agreement”: Collectively, one or more pledge and security agreements of the Borrower that grant a security interest to the Lender to secure the Obligations, as amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance acceptable to the Lender.
“Security Documents”: Collectively, the Security Agreement, the Deed of Trust Documents and each other agreement, instrument and document executed by any Loan Party to secure the Obligations, as amended, supplemented, extended, restated, modified or replaced from time to time.
“Senior Cash Flow Leverage Ratio”: As of any date of determination, the ratio of Total Funded Debt (excluding Subordinated Debt) to EBITDA for the four fiscal quarters ending on such date, in each case calculated for the Borrower and its Subsidiaries in accordance with GAAP.
“Subordinated Debt”: Any Indebtedness of the Borrower that is subordinated in right of payment to the payment of the Obligations in a manner and to an extent, and is otherwise subject to terms and conditions, that the Lender has approved in writing on or before the later of (a) the Closing Date and (b) the creation of such Indebtedness.
“Subordination Agreement”: Each agreement between the Lender and the holders of any Subordinated Debt pursuant to which such indebtedness is subordinated in right of payment to the payment of the Obligations in a manner and to an extent, and subject to terms and conditions, satisfactory to the Lender.

“Subsidiary”: As to any Person, any corporation, limited liability company or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by such Person either directly or through one or more Subsidiaries. Except as the context otherwise requires, the term “Subsidiaries” in this Agreement refers to direct and indirect Subsidiaries of the Borrower.
“Swap Obligation”: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Term Loan”: As defined in Section 2.1(b).
“Term Loan Commitment”: The agreement of the Lender to make a Term Loan to the Borrower in the Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.
“Term Loan Commitment Amount”: $20,000,000.

“Term Loan Maturity Date”: The earlier of (a) the sixth anniversary of the Closing Date and (b) the date on which the Commitments are terminated pursuant to Section 7.2.
“Term Note”: The promissory note of the Borrower in the form of Exhibit C, evidencing the obligation of the Borrower to repay the Term Loan.
“Termination Date”: The earliest of (a) the third anniversary of the Closing Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2, and (c) the date on which the Revolving Commitments are terminated pursuant to Section 2.7.
“Total Funded Debt”: At the time of any determination, without duplication, (a) all Indebtedness for borrowed money, (b) Capitalized Lease Obligations, (c) notes payable and drafts accepted representing extensions of credit, (d) any obligations owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and insurance premiums paid over time), (e) all Indebtedness secured by any Lien on any property of the Borrower or Subsidiary even though the Borrower or Subsidiary has not assumed or become liable for the payment of such Indebtedness, provided that for purposes of this clause (e) the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to the Borrower and (ii) the fair market value of the property subject to the Liens, and (f) Contingent Obligations.
“Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of any Person referred to that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.
“Total Revenues”: With respect to any period of determination, the consolidated total revenues of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

“Unfunded Pension Liabilities”: The excess of a Defined Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Defined Benefit Plan’s assets, determined in accordance with the assumptions used by the Defined Benefit Plan’s actuaries for funding the Defined Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.
“Withdrawal Liabilities”: As of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Borrower or any ERISA Affiliate made a complete or partial withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.
Section 1.2    Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made on a consolidated basis for the Borrower and the Subsidiaries and in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.
Section 1.3    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
Section 1.4    Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision. References to Sections, Exhibits, Schedules, and the like are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “will” shall have the same mandatory meaning as the term “shall.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are so incorporated as if fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but include only amendments thereto agreed to by the Lender, and shall survive any termination of such other agreements until the Obligations are irrevocably paid in full and the Commitments are terminated.
Article II
TERMS OF THE CREDIT FACILITIES
Part A ‑‑ Terms of Lending

Section 2.1    Lending Commitments. On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrower:

(a)    Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount that, after giving effect thereto, would cause the aggregate unpaid principal balance of Revolving Loans outstanding on such date to exceed the Revolving Commitment Amount.
(b)    Term Loan. A term loan facility available as a loan (the “Term Loan”) from the Lender to the Borrower on a term loan basis on the Closing Date, provided that the Term Loan will not be made in any amount if, after giving effect thereto, the aggregate amount advanced upon the Term Loan would exceed the Term Loan Commitment Amount.
Section 2.2    Procedure for Loans.
(a)    Procedure for Revolving Loans. Any request by the Borrower for Revolving Loans hereunder shall be in writing (including by e-mail) pursuant to a Borrowing Request and must be given so as to be received by the Lender not later than 12:00 P.M. (Las Vegas, Nevada time) on the requested Revolving Loan Date. Each request for Revolving Loans shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans shall specify (i) the requested Revolving Loan Date and (ii) the aggregate amount of Revolving Loans to be made on such date, which shall be in a minimum amount of $100,000. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrower at the Lender’s principal office in Las Vegas, Nevada in Immediately Available Funds not later than 3:00 P.M. (Las Vegas, Nevada time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.
(b)    Procedure for Term Loan. The request by the Borrower for the Term Loan shall be in writing (including by e-mail) pursuant to a Borrowing Request and must be given so as to be received by the Lender not later than 9:00 A.M. (Las Vegas, Nevada time) on the Closing Date. The request for the Term Loan shall be irrevocable and shall be deemed a representation by the Borrower that on the Closing Date and after giving effect to the requested Term Loan the applicable conditions specified in Article III have been and will be satisfied. The request for the Term Loan shall specify (i) the requested Term Loan date (which shall be the Closing Date) and (ii) the aggregate amount of the Term Loan. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will transmit the proceeds of the requested Term Loan in accordance with wire instructions provided by the Borrower not later than 11:00 A.M. (Las Vegas, Nevada time) on the Closing Date.

Section 2.3    Notes. The Revolving Loans shall be evidenced by a single Revolving Note payable to the order of the Lender in a principal amount equal to the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by a Term Note payable to the order of the Lender in the principal amount equal to the Term Loan Commitment Amount. The Lender shall enter in its ledgers and records the amount of each Term Loan and each Revolving Loan, the various Advances made, and the payments made thereon, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Lender less all payments of principal thereof made by the Borrower, and the principal amount owing by the Borrower in respect of the Term Note shall be the aggregate amount of the Term Loan less all payments of principal thereof made by the Borrower.
Section 2.4    Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Loans as follows:
(a)    Subject to paragraph (b) below, each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) sum of (A) the LIBOR Rate in effect, and as reset on, the first day of each Interest Period, plus (B) the Applicable Margin and (ii) 9.0%.
(b)    Upon the occurrence of any Event of Default, each Loan shall, at the option of the Lender, bear interest until paid in full at a rate per annum equal to the sum of the interest rate otherwise applicable thereto plus 3.0%.
(c)    (i) Interest with respect to Revolving Loans shall be payable on the last day of each Interest Period and upon any permitted prepayment (on the amount prepaid) and on the Termination Date and (ii) interest with respect to Term Loan shall be payable as set forth in Section 2.5(b), upon any permitted prepayment (on the amount prepaid), and on the Term Loan Maturity Date; provided, that with respect to any Loan, interest under paragraph (b) of this Section shall be payable on demand.
Section 2.5    Repayment.
(a)    Revolving Loans. The unpaid principal balance of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
(b)    Term Loan. The unpaid principal balance and interest of the Term Loan shall be paid in (i) equal monthly installments sufficient to amortize the entire principal balance of and interest on the Term Loan over an 11-year period, due and payable on the last day of each month to and including the Term Loan Maturity Date, and (ii) an additional installment in an amount equal to all unpaid principal of, and interest upon, the Term Loan on the Term Loan Maturity Date; provided, however, that if the aggregate principal amount outstanding under the Term Loan as of the date any principal payment is due is less than the amount specified above in this sentence, then the principal amount payable on such date shall be such amount outstanding. The Lender shall calculate the amounts payable under clause (i) above based on the LIBOR Rate and the Applicable Margin in effect from time to time (which calculations shall be conclusive absent manifest error) and, on or before the date hereof and promptly upon any change in such amounts, shall furnish to the Borrower a schedule setting forth the amount of such installments.
Section 2.6    Prepayments.
(a)    Mandatory Prepayments.
(i)    If at any time the aggregate unpaid principal balance of Revolving Loans outstanding exceeds the Revolving Commitment Amount, the Borrower shall immediately repay to the Lender the amount of such excess.
(ii)    Commencing on January 1, 2014, the Borrower shall prepay Revolving Loans in an amount necessary to cause the aggregate unpaid principal balance of Revolving Loans to equal zero for 30 consecutive days during each calendar year.
(b)    Commencing with the fiscal year ending December 31, 2014, if the Fixed Charge Coverage Ratio is greater than 1.10 to 1.00, calculated as of the last day of such fiscal year, within 120 days after the end of such fiscal year, the Borrower will prepay the Term Loan in an amount equal to 50% of Excess Cash Flow, if any, for such fiscal year. Any such payments shall be applied to the scheduled principal payments on the Term Loan in the inverse order of their maturities.
(c)    Optional Prepayments. The Borrower may prepay Revolving Loans or the Term Loan, in whole or in part, without premium or penalty (including, without limitation, breakage costs), at any time. Each partial prepayment shall be in a minimum aggregate amount of $10,000 (or, as to the Term Loan, $100,000) or an integral multiple thereof. Amounts paid or prepaid on Revolving Loans under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on any Term Loan may not be reborrowed and shall be applied to the scheduled principal payments on the Term Loan in inverse order of maturity.
Part B ‑‑ General

Section 2.7    Termination of Revolving Commitments. The Borrower may, at any time, upon not less than three Business Days’ prior written notice from the Borrower to the Lender, reduce the Revolving Commitment Amount, with any such reduction in an integral multiple of $500,000; provided, however, that the Borrower may not at any time reduce the Revolving Commitment Amount below the aggregate unpaid principal balance of Revolving Loans outstanding at such time. The Borrower may, upon not less than 10 Business Days prior written notice from the Borrower to the Lender, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrower shall pay to the Lender the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, and all other unpaid Obligations.
Section 2.8    Fees.
(a)    Upfront Fees. The Borrower shall pay to the Lender on the Closing Date an upfront fee in an amount equal to the sum of (i) 0.50% of the Term Loan Commitment Amount, and (ii) 1.00% of the Revolving Commitment Amount. Such upfront fee shall be fully earned when paid and nonrefundable.
(b)    Commitment Fee. The Borrower shall pay to the Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Availability from the date hereof to the Termination Date (the “Revolving Commitment Fee”), payable in arrears on the last day of each fiscal quarter and on the Termination Date.
Section 2.9    Computation. Revolving Commitment Fees and interest on the Loans shall be computed on the basis of actual days elapsed and a year of 360 days.
Section 2.10    Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Lender shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 P.M. (Las Vegas, Nevada time) on the dates called for under this Agreement and the Notes to the Lender at its main office in Las Vegas, Nevada. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes is stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.
Section 2.11    Use of Loan Proceeds. The proceeds of the Revolving Loans shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement. The proceeds of the Term Loan shall be used to refinancing existing Indebtedness of the Borrower on the Closing Date.
Section 2.12    Taxes.
(a)    Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).
(b)    The Borrower agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(c)    The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes imposed on or paid by the Lender and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days after the date the Lender makes written demand therefor.
(d)    Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    The Lender represents to the Borrower that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Upon the request of the Borrower, the Lender shall submit to the Borrower a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrower to the effect that it is such a United States person.
(f)    If the Borrower is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to the Lender pursuant to any Loan Document in respect of the Obligations payable to the Lender then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.
Section 2.13    Increased Costs; Capital Adequacy.
(a)    If any Change in Law:

(i)    subjects the Lender to any Taxes, or change the basis of taxation of payments to the Lender in respect of its Loans (excluding Taxes that are already covered by Section 2.12), or
(ii)    imposes, modifies, or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or
(iii)    imposes any other condition the result of which is to increase the cost the Lender of making, funding or maintaining Loans, or reduces any amount receivable by the Lender in connection with the Loans, or requires the Lender to make any payment calculated by reference to the amount of Loans or interest received by it, by an amount deemed material by the Lender in the exercise of its reasonable discretion, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining its Loans or Commitments or to reduce the return received by the Lender in connection with such Loans or Commitments, then the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.
(b)    If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or a Loan made by the Lender to a level below that which the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender’s holding company for any such reduction suffered. For purposes of this Section, (a) “Change in Law” includes (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation. implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (b) “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsections (a) and (b) above, the basis for calculating such amount(s) and the method of allocating such amount(s) to the Borrower shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Lender of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.14    Illegality. Notwithstanding anything to the contrary in this Agreement, if the Lender determines (which determination shall be conclusive and binding, absent error) at any time that it is illegal or impractical for the Lender to continue to charge interest on the Loans based on LIBOR, then the Lender shall forthwith give notice thereof to the Borrower of such determination, whereupon (subject to Section 2.4(b)) the Loans shall bear interest at an alternate floating rate reasonably quoted from time to time by the Lender plus the Applicable Margin.
Article III
CONDITIONS PRECEDENT
Section 3.1    Conditions of Initial Transaction. The making of the Term Loan and the initial Revolving Loans shall be subject to the prior or simultaneous fulfillment of the following conditions:
(c)    Documents. The Lender shall have received the following:

(i)	This Agreement, duly executed by the Borrower.

(ii)	A Revolving Note and a Term Note drawn to the order of the Lender duly executed the Borrower and dated the Closing Date.

(iii)	A Security Agreement duly executed by the Borrower, together with completed UCC, tax lien and judgment searches for each Loan Party satisfactory to the Lender.

(iv)	A Guaranty duly executed by each Guarantor.

(v)	The Subordination Agreement, duly executed by the Borrower and each holder of Subordinated Debt as of the Closing Date.

(vi)	A certificate of the Secretary (or other appropriate officer) of each Loan Party dated as of the Closing Date and certifying as to the following:

(A)	A true and accurate copy of the company resolutions of such Person authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(B)	The incumbency, names, titles and signatures of the officers of such Person authorized to execute the Loan Documents to which it is a party and, as to the Borrower, to request Loans;

(C)
A true and accurate copy of the articles of organization or equivalent document of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Lender; and

(D)	A true and accurate copy of the bylaws (or the equivalent), and other Constituent Documents of such Person.

(vii)
A certificate of good standing for each Loan Party in the jurisdiction of its formation and in each other jurisdiction in which the nature of its operation made such qualification necessary to the business, certified by the appropriate governmental officials as of a date acceptable to the Lender.

(viii)
A certificate of an officer of the Borrower dated as of the Closing Date and certifying (A) that true and accurate copies of each of the material documents evidencing the Subordinated Debt have been attached thereto, and each such document remains in full force and effect, without modification or amendment and that such documents embody the entire agreement and understanding between the parties thereto with respect to the matters therein and (B) that the Borrower has received proceeds of Subordinated Debt as of the Closing Date in an amount no less than $35,000,000.

(ix)
Property and liability insurance certificates demonstrating that the Borrower maintain the insurance required by Section 5.3, together with lender’s loss payable or additional insured endorsements or policy language, each in form and substance acceptable to the Lender.

(x)	The Deed of Trust Documents, duly executed by the owners of the Real Property, together with:

(A)	a commitment in form and substance acceptable to the Lender for an ALTA lender’s title policy in the amount of

$26,000,000 together with endorsements reasonably requested by the Lender;

(B)
an ALTA survey of the Real Property made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, and including Items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(b)(2), 7(c), 8, 9, 10, 11(b), 13, 16, 17, 18, 19, and 20(a) of Table A thereof in form and substance reasonably acceptable to the Lender;

(C)	UCC financing statements and fixture filings, covering the collateral described in the Deed of Trust Documents, each in a form prescribed by the Lender;

(D)	a Phase I environmental survey reasonably satisfactory to the Lender;

(E)	a flood check satisfactory to the Lender and satisfying the requirements of 42 U.S.C. § 4104b and any rules and regulations promulgated pursuant thereto;

(F)	a current rent roll for the Real Property; and

(G)	the Environmental Indemnity Agreement, duly executed by each Loan Party.

(xi)
The audited financial statements of the Borrower for the periods from August 2011 through December 31, 2011, and the fiscal year ending December 31, 2012, certified without qualification by independent certified public accountants selected by the Borrower and acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of managers furnished by such accountants.

(xii)	A certificate of even date herewith of the chief financial officer or treasurer of the Borrower certifying as to the matters set forth in Section 3.2(a) and (b).

(xiii)	Payoff letters duly executed by the holders of all Indebtedness of the Borrower that is to be paid off on the Closing Date, in form and substance reasonably acceptable to the Lender.

(xiv)	Such other documents and deliveries as may be reasonably requested by the Lender.

(d)    Opinion. The Borrower shall have their counsel prepare a written opinion, addressed to the Lender and dated the Closing Date, covering the matters reasonably prescribed by the Lender and otherwise in form and substance reasonably acceptable to the Lender.
(e)    Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.
Section 3.2    Conditions Precedent to All Loans. The obligation of the Lender to make any Loans (including the Term Loan and the initial Revolving Loans) shall be subject to the fulfillment of the following conditions:
(a)    Representations and Warranties. The representations and warranties in Article IV shall be true and correct in all material respects on and as of the Closing Date and on the date of each Loan, with the same force an effect as if made on such date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or will exist after giving effect to the Loan made on such date.
(c)    Notices and Requests. The Lender shall have received the Borrower’s request for such Loans as required under Section 2.2.
Article IV
REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Lender:
Section 4.1    Organization, Standing, etc. Each Loan Party (a) is duly created and validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to carry on its business as now conducted and enter into and perform its obligations under the Loan Documents to which it is a party. Each Loan Party (x) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted (or contemplated to be conducted) in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits could not be reasonably be expected to result in a Material Adverse Occurrence and (y) is duly qualified and in good standing, or has applied for qualification, as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted (or contemplated to be conducted) by it makes such qualification necessary and the failure so to qualify would permanently preclude such Loan Party from enforcing its rights with respect to any material assets or could reasonably be expected to result in a Material Adverse Occurrence.

Section 4.2    Authorization and Validity. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary company action by such Loan Party. The Loan Documents to which each Loan Party is a party when executed will constitute, the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
Section 4.3    No Conflict; No Default. The execution, delivery and performance of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to any Loan Party in any case in which such violation could reasonably be expected to result in a Material Adverse Occurrence, (b) violate or contravene any provision of the Constituent Documents of any Loan Party, (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which any Loan Party is a party or by which it or any of its properties may be bound (after giving effect to the transactions contemplated on the Closing Date) or (d) result in the creation of any Lien thereunder other than Liens under the Loan Documents. No Loan Party is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to result in a Material Adverse Occurrence.
Section 4.4    Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Loan Party to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents, and the filing of a transaction report with the Gaming Authority in accordance with the Gaming Laws.
Section 4.5    Financial Statements and Condition. The audited financial statements of the Borrower for the period from August 2011 through December 31, 2011, and the fiscal year ending December 31, 2012 (collectively, the “Financials”), copies of each of which have been delivered to the Lender, have been consistently prepared and accurately and fairly present the financial condition, cash flow and results of operation of the Borrower as at the respective dates thereof and for the periods therein referred to. The Financials reflect all liabilities of the Borrower, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. As of the Closing Date, the books, records and accounts of the Borrower maintained with respect to its business were true and accurate in all material respects, reflected the material transactions and the material assets and material liabilities of the Borrower, and were used as the basis to prepare the Financials.

Section 4.6    Litigation. Except as disclosed on Schedule 4.6, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party that could reasonably be expected to result in a Material Adverse Occurrence or that seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to cause a Material Adverse Occurrence, no Loan Party has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in the Financials.
Section 4.7    Environmental, Health and Safety Laws. There does not exist any violation by any Loan Party of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters that has, will or threatens to impose any liability on any Loan Party or that has required or would require any expenditure by any Loan Party to cure, in any case that could constitute a Material Adverse Occurrence. No Loan Party has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to result in a Material Adverse Occurrence. Except as set out on Schedule 4.7, no Loan Party has knowledge that any Loan Party or the property of any Loan Party will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures that could constitute a Material Adverse Occurrence.
Section 4.8    ERISA. Schedule 4.8 lists all Defined Benefit Plans and Multiemployer Plans that the Borrower sponsors, maintains or is making or is obligated to make contributions. Except as could not reasonably be expected to result in a Material Adverse Occurrence, either individually or in the aggregate: (a) each Plan complies, and is operated in compliance, with its terms and all applicable laws; (b) no proceeding, claim, lawsuit or investigation is, to the Borrower’s knowledge, pending concerning any Plan; (c) all required contributions have been made in accordance with the provisions of each Plan and, if applicable, each Multiemployer Plan; (d) no ERISA Event has occurred or is expected to occur with respect to any Plan or, if applicable, any Multiemployer Plan; and (e) the Borrower and each ERISA Affiliate currently comply and have complied with the notice and continuation coverage requirements of Section 4980B of the Code. Except as disclosed on Schedule 4.8, there are, and have been, no (x) Unfunded Pension Liabilities with respect to any Plan that would reasonably be expected to become liabilities of any Loan Party or (y) Withdrawal Liabilities with respect to any Multiemployer Plan that could reasonably be expected to become liabilities of any Loan Party. The Borrower has not entered into any agreement under Section 4204 of ERISA.
Section 4.9    Federal Reserve Regulations. No Loan Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the any Loan Party does not constitute more than 25% of the value of the assets of such Loan Party.
Section 4.10    Title to Property; Leases; Liens; Subordination. Each Loan Party has (a) good and marketable title to its real properties (including the Real Property) and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including the Resort Property and all real properties, other properties and assets, referred to as owned by such Loan Party in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.14. No Loan Party has subordinated any of its rights under any obligation owing to it to the rights of any other Person other than the Lender.
Section 4.11    Taxes. Each Loan Party has filed all federal and all material state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower is not aware of any proposed material tax assessment against any Loan Party or any basis therefor.
Section 4.12    Trademarks, Patents. Each Loan Party possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know‑how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
Section 4.13    Burdensome Restrictions. No Loan Party is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction that could reasonably be expected to result in a Material Adverse Occurrence.
Section 4.14    Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Loan Parties have not been affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case that could reasonably be expected to result in a Material Adverse Occurrence.
Section 4.15    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16    Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Loan Party is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
Section 4.17    Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of any Loan Party in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading. Certificates or statements furnished by or on behalf of any Loan Party to the Lender consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of such Loan Party, and no Loan Party has any reason to believe that such projections or forecasts are not reasonable.
Section 4.18    Subsidiaries. Schedule 4.18 sets forth as of the date of this Agreement (a) a list of the authorized and outstanding Equity Interests in the Borrower and all warrants and options to acquire Equity Interests in the Borrower, the identity of the holders thereof, and the percentage of shares held by such holders, and (b) a list of all Subsidiaries and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. Except as described in the Constituent Documents as of the Closing Date, there are no agreements among the Borrower’s Equity Interest holders with respect to the voting and transfer of the Borrower’s Equity Interests.
Section 4.19    Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against any Loan Party that could reasonably be expected to constitute a Material Adverse Occurrence. No Loan Party has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters that could reasonably be expected to constitute a Material Adverse Occurrence. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts) have been paid or accrued as a liability on the books of such Loan Party. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
Section 4.20    Solvency. After the making of any Loan and after giving effect thereto, on a consolidated basis (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) no Loan Party intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (d) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (e) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.
Section 4.21    Foreign Assets Control Regulations and Anti-Money Laundering. No Loan Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of any Responsible Officer of the Borrower, associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
Section 4.22    USA Patriot Act. Each Loan Party is in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.23    Insurance. Each Loan Party maintains insurance coverage as required by Section 5.3.
Section 4.24    Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions, and decrees applicable to it or to its properties and possesses all licenses, permits, franchises, exemptions, approvals, and other governmental authorizations necessary for the ownership of its property and the conduct and operation of its business, except in such instances in which the failure to comply therewith or the failure to be in possession thereof, either individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Occurrence.
Section 4.25    Perfected Liens and Security Interests. The Obligations are secured by valid, perfected first-priority Liens (subject to Liens permitted pursuant to Section 6.14) in favor of the Lender, covering and encumbering all collateral granted by the Security Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control or the filing or recording of the Security Documents (other than with respect to security interests in any collateral not required to be perfected pursuant to the terms of the Security Agreement).
Section 4.26    Business Locations. Schedule 4.26 sets forth as of the Closing Date the addresses of each business location of the Borrower and its Subsidiaries, and, if such business location is leased, the name and address of the landlord for such business location.

Section 4.27    Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loans, except for fees payable to the Lender.
Section 4.28    Material Adverse Occurrence. Since December 31, 2012, there has been no Material Adverse Occurrence.
Article V
AFFIRMATIVE COVENANTS
Until any obligation of the Lender to make the Term Loan and Revolving Loans has expired or been terminated and the Notes and all of the other Obligations have been irrevocably paid in full, unless the Lender otherwise consents in writing:
Section 5.1    Financial Statements and Reports. The Borrower will furnish to the Lender:
(d)    As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower the audited consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in shareholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of managers furnished by such accountants.
(e)    Within 45 days after the close of the each fiscal quarter, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and unaudited consolidated statements of income and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth herein) and an unaudited consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer as being fairly stated in all material respects.
(f)    Contemporaneously with the furnishing of the statements and reports under Section 5.1(a) and (b), a Compliance Certificate in the form of Exhibit D signed by the chief financial officer, treasurer or controller of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.16, 6.17 and 6.18 as of the end of the relevant reporting period, and Section 6.10 for the period ending the end of each fiscal year, and stating that as at the end of such period there did not exist any Default or Event of Default or, if any Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

(g)    Promptly following submission, and in any event not later than the 25th day of each month, a copy of (i) the Monthly Gross Revenue Report (NGC-01) submitted to the State Gaming Control Board and (ii) the Monthly Gross Revenue Statistical Report (NGC-31) for the prior month submitted by each applicable Subsidiary to the State Gaming Control Board, Tax and License Division.
(h)    As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the detailed consolidated operating budget of the Borrower and its Subsidiaries for such fiscal year.
(i)    Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(j)    Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(k)    Immediately upon any officer of the Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(l)    Immediately upon any officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of such Person, or to which the Borrower or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence; or (ii) any adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary that, if determined adversely to the Borrower or any Subsidiary, would constitute a Material Adverse Occurrence, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.
(m)    Promptly upon delivery or receipt thereof, all notices of default and acceleration and other material notices sent by or to the holder of any Subordinated Debt outside the ordinary course of business.
(n)    From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Lender reasonably requests.

Section 5.2    Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its company existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify could reasonably be expected to result in a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.
Section 5.3    Insurance. The Borrower has provided the Lender with proof of existing insurance coverage, which the Lender has approved as acceptable as to insurance companies and coverage amounts (the “Existing Coverage”). The Borrower shall maintain, and shall cause each Subsidiary to maintain the Existing Coverage, or replacement coverage with financially sound and reputable insurance companies and such insurance as is required by law and such other insurance in such amounts and against such hazards as may be reasonably required by the Lender. The Borrower shall, and shall cause each Subsidiary to, name the Lender as an additional insured with respect to general liability insurance and as the Lender loss payee and mortgagee with respect to property and hazard insurance at all times.
Section 5.4    Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all federal and material state and local tax returns and reports that are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all federal and material state and local taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) that, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.
Section 5.5    Inspection. To the extent permissible under the Gaming Laws, the Borrower shall permit any Person designated by the Lender, upon reasonable prior notice to the Borrower (which notice shall not be required to be given during the continuation of an Event of Default), to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate. The expenses of the Lender for such visits, inspections and examinations shall be at the expense of the Lender, provided, that any such visit, inspection, or examination shall be at the expense of the Borrower if such visit, inspection, or examination (a) constitutes the Lender’s annual collateral audit or (b) is made while any Event of Default is continuing.
Section 5.6    Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 5.7    Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
Section 5.8    Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
Section 5.9    Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non‑compliance could result in a material liability or otherwise could reasonably be expected to result in a Material Adverse Occurrence. The Borrower will give the Lender prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could constitute or result in a Material Adverse Occurrence or (b) that will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or that will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.
Section 5.10    Further Assurances.
(e)    The Borrower shall, and shall cause each other Loan Party to, promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Lender, the Borrower also shall, and shall cause each Loan Party to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender reasonably requires from time to time: (i) to carry out more effectively the purposes of the Loan Documents; (ii) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from the landlord of each location required by the Lender; and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Loan Party may be or become bound to convey, mortgage or assign to the Lender to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Lender evidence satisfactory to the Lender of every such recording, filing or registration.
(f)    In addition to and not in limitation of the foregoing paragraph (a), upon the formation of any Subsidiary after the Closing Date or upon the acquisition of any fee interests in real property after the Closing Date by the Borrower or any Subsidiary: (i)(A) such Person (other than the Borrower, and a Subsidiary, if already a Loan Party) shall join the Guaranty and guaranty the Obligations, and (B) such Person shall grant to the Lender a mortgage, deed of trust, or other similar agreement as required by the Lender (and permit the Lender to perfect such interest) in the real property of such Person, creating a first-priority mortgage or deed of trust (subject to Liens permitted under Section 6.14) and deliver such other related documents and instruments as the Lender reasonably requests; and (ii) the Borrower or the applicable Subsidiary shall, at the Borrower’s cost and expense, execute and deliver to the Lender such documents and instruments reasonably deemed necessary by the Lender to effect the matters specified in subclause (i).
Section 5.11    Compliance with Terms of Material Contracts. The Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower or such Subsidiary is a party; provided, that such payment or performance will not be required to the extent such payment or performance is being contested in good faith by appropriate proceedings, and as long as such Person’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP or the failure to so perform could not reasonably be expected to constitute or result in a Material Adverse Occurrence.
Section 5.12    Intellectual Property. The Borrower shall, and shall cause each Subsidiary to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Occurrence.
Section 5.13    Leaseholds. The Borrower will use commercially reasonable efforts to prevent the termination of, and to maintain in full force and effect, each leasehold of the Borrower or any Subsidiary on any of the Real Property.
Article VI
NEGATIVE COVENANTS
Until any obligation of the Lender hereunder to make the Term Loan and Revolving Loans has expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Lender otherwise consents in writing:

Section 6.1    Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned domestic Subsidiary of the Borrower (if the Borrower or such wholly-owned domestic Subsidiary of the Borrower is the surviving entity).
Section 6.2    Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(d)    dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
(e)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and
(f)    other dispositions of property in any fiscal year during the term of this Agreement whose net book value in the aggregate does not exceed 5% of the Borrower’s total consolidated assets as shown on the balance sheet for the most recent prior fiscal year.
Section 6.3    Plans. The Borrower will not, nor will it allow any Subsidiary to, (a) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder in any manner that could reasonably be expected to result in a Material Adverse Occurrence, unless such modification is required by ERISA, the Code or other applicable law; (b) terminate any Plan under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary or (c) enter into any agreement as a purchaser or as a seller of assets under Section 4204 of ERISA.
Section 6.4    Change in Nature of Business. The Borrower will not, nor will it permit any Subsidiary to, make any material change in the nature of the business of the Borrower or any Subsidiary, as carried on at the Closing Date.
Section 6.5    Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, form or acquire any corporation, limited liability company, or other entity that would thereby become a Subsidiary, unless the Borrower or such Subsidiary complies with the provisions of Section 5.10.
Section 6.6    Subsidiary Restrictions. The Borrower will not, and will not permit any Subsidiary to, place or allow any restriction, directly or indirectly, on the ability of such Person to (a) pay dividends or any distributions on or with respect to such Person’s capital stock or (b) make loans or other cash payments to the Borrower.
Section 6.7    Restricted Payments. The Borrower will not make any Restricted Payments other than (a) payments on Subordinated Debt to the extent permitted by the applicable Subordination Agreement, (b) Restricted Payments from a Loan Party to another Loan Party, (c) payments to holders of Equity Interests of the Borrower for the payment of taxes in accordance with Section 5.2 of the Borrower’s limited liability company agreement, (d) if no Default or Event of Default exists or would exist after giving effect thereto, payments to holders of Equity Interests of the Borrower in a cumulative amount not to exceed $1,000,000 in any fiscal year in accordance with Section 5.3 and 6.4 of the Borrower’s Operating Agreement, and (e) Restricted Payments in the nature of reimbursements for costs and expenses in connection with the Affiliate Loans made on the Closing Date to the extent permitted by the applicable subordination agreement.
Section 6.8    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any of its Affiliates, except Affiliate Loans to the extent permitted by Section 6.13(e), or upon fair and reasonable terms no less favorable than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 6.9    Accounting Changes, etc. The Borrower will not, nor will it permit any Subsidiary to, (a) make any change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year, (b) amend, modify or change any of its Constituent Documents in any manner that could reasonably be expected to be materially adverse in any respect to the rights or interests of the Lender, or (c) amend, modify or change any of the loan documents evidencing any Subordinated Debt in any manner prohibited by the Subordination Agreement.
Section 6.10    Capital Expenditures. The Borrower will not make Capital Expenditures in any fiscal year in an amount in excess of 4.00% of Total Revenues for the immediately preceding fiscal year (aggregated with Capital Expenditures of its Subsidiaries), and will make Capital Expenditures of not less than 1.00% of Total Revenues for the immediately preceding fiscal year. The foregoing calculations shall not include any sums funded with capital contributions from holders of Equity Interests in the Borrower.
Section 6.11    Subordinated Debt. The Borrower will not , and will not permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt that would be prohibited by the terms of the applicable Subordination Agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so prior to the due date thereof (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; (e) omit to give the Lender prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable; or (f) violate or breach any of its obligations under any subordination agreement relating to any Subordinated Debt.
Section 6.12    Investments. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:
(a)    Investments existing on the date of this Agreement and disclosed on Schedule 6.12;
(b)    Travel advances to management personnel and employees in the ordinary course of business;
(c)    Cash Equivalents;
(d)    Rate Protection Agreements;
(e)    Investments by the Borrower or any domestic Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person if such acquisition has been approved in writing by the Lender (the “Permitted Acquisitions”);
(f)    Contingent Obligations permitted by Section 6.13;
(g)    The establishment or creation of domestic Subsidiaries by the Borrower or a wholly-owned domestic Subsidiary of the Borrower after the Closing Date if the Borrower and Subsidiaries have complied with the provisions of Section 5.10 in respect thereof and no Default or Event of Default exists or otherwise would arise or result therefrom; and
(h)    Deposit accounts maintained in compliance with Section 6.15.
(i)    The certificates of deposit and accounts held jointly by C & HRV, LLC, a Nevada limited liability company, and the Gaming Control Board, with Bank of Nevada and Bank of America, in amounts not to exceed the amounts required by the applicable Gaming Authorities to be held in such accounts from time to time, exclusive of interest earned thereon.
(j)    Investments to the extent funded with capital contributions from holders of Equity Interests in the Borrower.
Section 6.13    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:
(a)    the Obligations;

(b)    current liabilities, other than for borrowed money, incurred in the ordinary course of business;
(c)    Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.13, but not including any extension or refinancing thereof;
(d)    Subordinated Debt so long as the applicable Subordination Agreement remains in effect with respect to such Subordinated Debt;
(e)    Affiliate Loans that constitute Subordinated Debt that complies with Section 6.13(d);
(f)    Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of Loan Parties otherwise permitted hereunder;
(g)    Rate Protection Obligations;
(h)    insurance premium financing; and
(i)    additional Indebtedness for borrowed money incurred after the Closing Date in an amount not to exceed $1,500,000 in the aggregate outstanding at any time, provided that (i) at the time such Indebtedness is incurred no Default or Event of Default has occurred and is continuing and (ii) copies of each document or instrument evidencing such Indebtedness are provided to the Lender.
Section 6.14    Liens. The Borrower will not, and will not permit it any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease‑purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary, except:
(a)    Liens granted to the Lender under the Security Documents to secure the Obligations;
(b)    Liens to secure Subordinated Debt permitted hereunder, to the extent permitted by the applicable Subordination Agreement;
(c)    Liens existing on the date of this Agreement and disclosed on Schedule 6.14;
(d)    Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or any Subsidiary;
(e)    Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4;

(f)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4;
(g)    deposits or pledges to secure performance of bids, trade contracts, leases, statutory obligations and other obligations or a like nature, in each case in the ordinary course of business;
(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;
(i)    encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented that do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or any Subsidiary;
(j)    the interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property; and
(k)    Liens securing Indebtedness permitted pursuant to Section 6.13(i) the holder of which is, or contemporaneously with the issuance of such Indebtedness becomes, a party to an intercreditor agreement in form and substance satisfactory to the Lender.
Section 6.15    Deposit Accounts. The Borrower and its Subsidiaries will not fail to maintain all of their operating accounts with the Lender.
Section 6.16    Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending December 31, 2013, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 as of the last day of any fiscal quarter for the 12 consecutive fiscal months ending on such date.
Section 6.17    Senior Cash Flow Leverage Ratio. . Commencing with the fiscal quarter ending December 31, 2013, the Borrower will not permit the Senior Cash Flow Leverage Ratio to be more than 3.25 to 1.00 as of the last day of any fiscal quarter for the 12 consecutive fiscal months ending on such date.

Section 6.18    Liquidity. Commencing with the fiscal year ending December 31, 2013, the Borrower will not permit its unrestricted cash or Cash Equivalents at the end of any fiscal year to be less than (a) $8,000,000 for the fiscal year ending December 31, 2013, or (b) $10,000,000 for any fiscal year commencing thereafter, nor permit any such unrestricted cash or Cash Equivalents to be in a deposit account or securities account other than with the Lender.
Section 6.19    Loan Proceeds. The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board.
Section 6.20    Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, and thereafter leases such property for the same or a substantially similar purpose or purposes as the property sold or transferred.
Section 6.21    Hedging Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements.
Section 6.22    Management Agreements. The Borrower will not, and will not permit any Subsidiary to, (a) enter into any agreement for the management or operation of all or any material portion of the Resort Properties, or (b) pay or otherwise incur management or other similar fees to any Person, with respect to any such management agreement, without the prior consent of the Lender.
Article VII
EVENTS OF DEFAULT AND REMEDIES
Section 7.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(g)    The Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Lender pursuant to this Agreement or any other Loan Document and, in the case of any such failure to make any payment of principal (other than upon the Termination Date), interest or fees, such failure continues unremedied for three Business Days.
(h)    Any representation or warranty made by or on behalf of any Loan Party in this Agreement or any other Loan Document or by or on behalf of any Loan Party in any certificate, statement, report or document furnished to the Lender pursuant to this Agreement or any other Loan Document proves to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(i)    The Borrower fails to comply with Section 2.11, 5.2, or 5.3 (provided that any violation of Section 5.3 shall be subject to the grace periods described in Section 7.1(d) if such violation arises as a result of an inadvertent policy lapse or incorrect renewal and does not cause any losses or claims to be uncovered by such policy) or any Section of Article VI; provided that a violation of Section 6.16, 6.17 or 6.18 shall not constitute an Event of Default if, prior to the date the Borrower is required to deliver the financial statements pursuant to Section 5.1(a) or 5.1(b), as applicable, the Borrower has received capital contributions from the holders of its Equity Interests (which may be holders other than the holders that existed prior the date of such capital contribution so long as no Change of Control results from such contribution) in an amount necessary to cause the Borrower to be in compliance with Section 6.16, 6.17, and 6.18 after giving effect to such capital contribution (which capital contributions may be added to EBITDA on a trailing twelve month basis for purposes of calculations of covenant compliance); provided, further that (i) any such capital contributions shall be in a minimum amount of $500,000 and (ii) the Borrower may receive no more than two such capital contributions in any 12-month period.
(j)    The Borrower fails to comply with any other agreement, covenant, condition, provision or term in this Agreement (other than those otherwise set forth in this Section 7.1) and such failure to comply continues for 30 calendar days after the earliest of (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, and (iii) the date the Lender gives notice of such failure to the Borrower. Notwithstanding the foregoing, if the failure to comply cannot reasonably be cured within such 30 calendar day period, provided the Borrower has undertaken and is diligently pursuing a cure, the Borrower shall have such additional period as is reasonably necessary to accomplish a cure, not to exceed an additional 30 calendar day period.
(k)    Any Loan Party becomes insolvent or generally does not pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a custodian, trustee or receiver of any Loan Party or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver is appointed for any Loan Party or for a substantial part of the property thereof and is not discharged within 60 days, or any Loan Party makes an assignment for the benefit of creditors.
(l)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law is instituted by or against any Loan Party, and, if instituted against such Loan Party, has consented to or acquiesced in by such Loan Party or remains undismissed for 60 days, or an order for relief has been entered against such Loan Party.
(m)    Any dissolution or liquidation proceeding not permitted by Section 6.1 is instituted by or against any Loan Party, and, if instituted against such Loan Party, is consented to or acquiesced in by such Loan Party or remains for 60 days undismissed.

(n)    A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate are rendered against any Loan Party and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment is stayed during an appeal from such judgment.
(o)    The maturity of any material Indebtedness of any Loan Party (other than Indebtedness under this Agreement) is accelerated, or any Loan Party fails to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event occurs or condition exists and continues for more than any applicable grace period and causes, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or permits such holder to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.
(p)    Any execution or attachment is issued whereby any substantial part of the property of any Loan Party is taken or attempted to be taken and such execution or attachment is not vacated or stayed within 60 days after the issuance thereof.
(q)    Any default or event of default (however denominated) occurs under any other Loan Document and continues beyond any applicable grace period.
(r)    Any Guarantor repudiates or purports to revoke its guaranty, or the Guaranty for any reason ceases to be in full force and effect or is judicially declared null and void, except in connection with a merger or disposition permitted hereunder.
(s)    Any Security Document, at any time, ceases to be in full force and effect or is judicially declared null and void, or the validity or enforceability thereof is contested by a Loan Party, or the Lender ceases to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Lender.
(t)    Any Change of Control occurs.
(u)    Any Loan Party fails to pay any amount payable in respect of any Rate Protection Agreement when such amount becomes due and payable (whether by scheduled payment, termination or likewise), and such failure continues after any applicable grace period.
(v)    Any nonmonetary judgment or order is rendered against any Loan Party that would reasonably be expected to result in a Material Adverse Occurrence and either (i) enforcement proceedings have been commenced by any person upon such judgment or order, or (ii) there is any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.
(w)    The Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liabilities under a Multiemployer Plan, (ii) the Borrower or any ERISA Affiliate fails to satisfy its contribution requirements under Section 412 of the Code, whether or not it has sought a waiver under Section 412(c) of the Code, (iii) an ERISA Event occurs, (iv) a Plan that is intended to be qualified under Section 401(a) of the Code loses its qualification, or (v) the Borrower or any ERISA Affiliate is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and any such event, or the any combination of any such events, results in, or could reasonably be expected to result in, exposure to any Loan Party in an amount in excess of $250,000.
Section 7.2    Remedies. If (a) any Event of Default described in Section 7.1(e), (f) or (g) occurs with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations (other than Rate Protection Obligations and obligations in respect of Cash Management Services) shall automatically become immediately due and payable; or (b) any other Event of Default is continuing, then the Lender may take any of the following actions: (i) declare the Commitments terminated, whereupon the Commitments shall terminate and (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations (other than Rate Protection Obligations and obligations in respect of Cash Management Services) to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clause (a) or clause (b) of the preceding sentence, the Lender may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
Section 7.3    Offset. In addition to the remedies set forth in Section 7.2, while any Event of Default is continuing, the Borrower hereby irrevocably authorizes the Lender to set off any Obligations owed to the Lender against all deposits, credits, deposit accounts and other accounts (collectively, “Deposits”) of the Borrower with, and any and all claims of the Borrower against, the Lender. Such right shall exist whether or not the Lender has made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrower of its exercise of such setoff or enforcement right; provided, however, that the failure of the Lender to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

Article VIII
MISCELLANEOUS
Section 8.1    Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided, that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Section 8.2    Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower shall reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and reasonable fees and expenses of counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Lender upon demand for all reasonable out‑of‑pocket expenses (including reasonable expenses of legal counsel) paid or incurred by the Lender in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.
Section 8.3    Waivers, etc. No failure on the part of the Lender or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.
Section 8.4    Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party specifies to the other party hereto in writing. All periods of notice shall be measured from the date of delivery if manually delivered, from the date of sending if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II shall be deemed to have been given only when received by the Lender.
Section 8.5    Taxes. The Borrower agree to pay, and save the Lender harmless from all liability for, any stamp or other taxes that may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

Section 8.6    Successors and Assigns; Participations; Purchasing Lenders.
(g)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.
(h)    The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more lenders that are not natural persons (“Participants”) participating interests in a minimum amount of $1,000,000 in any Loan or other Obligation owing to the Lender, any Note held by the Lender, any Commitment of the Lender, or any other interest of the Lender hereunder, provided that no such participating interest shall be sold to an Ineligible Assignee. In the event of any such sale by the Lender of participating interests to a Participant, (i) the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance thereof, (iii) the Lender shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document. The Borrower agrees that if amounts outstanding under this Agreement, the Notes, and the other Loan Documents are due and unpaid, or have been declared or have become due and payable upon an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement or any Revolving Note, any Term Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lender, and the Lender agree to share with such Participant, pro rata according to the Obligations held by the Lender and such Participant. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, and 2.14 with respect to its participation in the Commitments and Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
(i)    The Lender may, from time to time, assign to other lenders that are not natural persons (“Assignees”), provided that no such assignment shall be made to an Ineligible Assignee, all or part of its rights or obligations hereunder or under any Loan Document in a minimum amount of $1,000,000 evidenced by any Note then held by that Lender, together with equivalent proportions of its Commitment, pursuant to written agreements executed by the Lender and such Assignee(s); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Lender within 5 Business Days after having received notice thereof, where such written notice clearly states that a failure to object within 5 Business Days shall be deemed approval.
(j)    The Borrower shall not be liable for any costs incurred by the Lender in effecting any participation under subparagraph (b) of this subsection or by the Lender in effecting any assignment under subparagraph (c) of this subsection.
(k)    The Lender may disclose to any Assignee or Participant and to any prospective Assignee or Participant (other than any Ineligible Assignee) any and all financial information in the Lender’s possession concerning the Borrower or any of their Subsidiaries that has been delivered to the Lender by or on behalf of any Loan Party pursuant to the Loan Documents or that has been delivered to the Lender by or on behalf of any Loan Party in connection with the Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement, provided that prior to disclosing such information, the Lender shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.7.
(l)    Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 C.F.R. § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(m)    Without the prior written consent of the Borrower, which may be granted or withheld in the Borrower’s sole discretion, Lender shall not grant a participating interest or assign any interest in any Loan or other Obligation owing to the Lender, any Note held by the Lender, any Commitment of the Lender, or any other interest of the Lender hereunder assign all or any part of its rights or obligations hereunder or under any Loan Document to any Ineligible Assignee. Any such grant or assignment without the Borrower’s prior written consent shall be null, void and of no force or effect.
Section 8.7    Confidentiality of Information. The Lender shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition not generally disclosed to the public or to trade and other creditors that is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Lender and the Borrower and shall not be divulged to any Person other than the Lender, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of the Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section (other than Ineligible Assignees); (d) if such information is generally available to the public other than as a result of disclosure by the Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Lender shall incur any liability to the Borrower by reason of any disclosure permitted by this Section.
Section 8.8    Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted so as to be effective and valid under such applicable law, but if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto is held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.
Section 8.9    Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE ENFORCED IN ANY FEDERAL OR STATE COURT SITTING IN CLARK COUNTY, NEVADA, WHICH SHALL HAVE EXCLUSIVE JURISDICTION AS TO ANY DISPUTE ARISING FROM OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THE BORROWER AND THE LENDER CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT.
Section 8.10    Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.11    Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lender and shall survive the making of the Loans and the execution and delivery to the Lender by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Lender, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Sections 8.2, 8.5, 8.12 and 8.21 shall survive payment in full of the Obligations and the termination of the Commitments.
Section 8.12    Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Lender and its respective Affiliates and the directors, officers, employees, attorneys and agents and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel that may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:
(l)        by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any Commitments, or any transaction contemplated by any Loan Document; or
(m)         by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;
provided, however, that no Borrower shall be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. If this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Term Loan Maturity Date or the date of irrevocable payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have.
To the fullest extent permitted by applicable law, no Borrower shall assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Without prejudice to the survival of any other obligation of the Borrower hereunder, the agreements of the Borrower in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
Section 8.13    Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
Section 8.14    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.
Section 8.15    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
Section 8.16    Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Lender has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Lender, and (d) the Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Lender is for the protection of the Lender and neither the Borrower nor any third party is entitled to rely thereon.
Section 8.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, has been received by the Lender. “Federal Funds Effective Rate” means an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Las Vegas, Nevada time) on such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender in its sole discretion.
Section 8.18    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid an Event of Default or Default if such action is taken or condition exists.
Section 8.19    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred. The obligations of the Borrower and the Lender under this Section shall survive the irrevocable payment in full of the Obligations and the termination of the Commitments.
Section 8.20    Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in Loan Document or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 8.21    USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

MESQUITE GAMING, LLC

By: /s/ Anthony Toti_______________ __
Name:    Anthony Toti
Title: Chief Executive Officer

Address for the Borrower:

950 West Mesquite Blvd.
Mesquite, NV 89027
Fax: (702) 346-4030

With a copy to:

K. Michael Leavitt
Law Offices of K. Michael Leavitt
8345 West Sunset Road, Suite 250
Las Vegas, Nevada 89113
Fax: (702) 382-2892

S-1
Credit Agreement

NEVADA STATE BANK,
as the Lender

By: /s/ Jamie Gazza_ _
Name: Jamie Gazza
Title: Vice President

Address for Nevada State Bank:

750 E. Warm Springs Rd., 4th Floor
Las Vegas, NV 89119
Fax: (702) 914-4556

S-2
Credit Agreement

EXHIBIT A TO
CREDIT AGREEMENT

Borrowing Request

_______________, _____

TO:    Nevada State Bank, as the Lender

We refer to that certain Credit Agreement dated August 22, 2013 (as amended, restated or otherwise modified to date, the “Credit Agreement”) by and between Mesquite Gaming, LLC, a Nevada limited liability company (the “Borrower”), and Nevada State Bank, as the Lender. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
Pursuant to Section 2.2(a) of the Credit Agreement, we hereby request a Revolving Loan on the Revolving Loan Date and in the amount set forth below (the “Requested Advances”):
Amount of Revolving Loan: $[______________________]
Revolving Loan Date: ____________________, 201__

[Closing Date only] Pursuant to Section 2.2(b) of the Credit Agreement, we hereby request a Term Loan on the Closing Date and in the amount set forth below (the “Requested Term Loan”):
Amount of Term Loan: $20,000,000
Date:    Closing Date

To induce the Lender to make the Requested Advances [and the Requested Term Loan], we hereby represent and warrant to the Lender that:
(a)As of the date hereof and before giving effect to the Requested Advances, the aggregate outstanding principal balance of the Revolving Loans was $[___________________]. After giving effect to the Requested Advances, the aggregate outstanding principal balance of the Revolving Loans will be $[__________________]. [[Closing Date only:] After giving effect to the Requested Term Loan, the aggregate outstanding principal balance of the Term Loan will be $20,000,000.]
(b)    No Default or Event of Default exists, or will result from the making of the Requested Advances [or the Requested Term Loan].

C-1

(c)    The conditions precedent set forth in Section 3.2 of the Credit Agreement are fully satisfied as of the date of the Requested Advances [and the Requested Term Loan].

MESQUITE GAMING, LLC

By:
Name:
Title:

A-2

EXHIBIT B TO
CREDIT AGREEMENT
FORM OF REVOLVING NOTE
$6,000,000    August 22, 2013
Las Vegas, Nevada
FOR VALUE RECEIVED, Mesquite Gaming, LLC, a Nevada limited liability company, hereby promises to pay to the order of Nevada State Bank (the “Lender”) at its main office in Las Vegas, Nevada, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date the principal amount of SIX MILLION DOLLARS and NO CENTS ($6,000,000) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Revolving Note referred to in the Credit Agreement dated as of August 22, 2013, (as the from time to time amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Lender. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all reasonable costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
MESQUITE GAMING, LLC

By:
Name:
Title:

B-2

EXHIBIT C TO
CREDIT AGREEMENT
FORM OF TERM NOTE
$20,000,000    August 22, 2013
Las Vegas, Nevada
FOR VALUE RECEIVED, Mesquite Gaming, LLC, a Nevada limited liability company, hereby promises to pay to the order of Nevada State Bank (the “Lender”) at its main office in Las Vegas, Nevada, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), or, if less, the aggregate unpaid principal balance of the Term Loan made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
The principal hereof is payable as set forth in the Credit Agreement.
This note is the Term Note referred to in the Credit Agreement dated as of August 22, 2013, as from time to time amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Lender. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all reasonable costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
MESQUITE GAMING, LLC

By:
Name:
Title:

C-1

EXHIBIT D TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
To: Nevada State Bank:
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1) I am the chief financial officer of Mesquite Gaming, LLC (the “Borrower”);
(2) I have reviewed the terms of the Credit Agreement dated as of August 22, 2013, between the Borrower and Nevada State Bank, as the Lender (as amended, the “Credit Agreement”), and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;
(3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event that constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) as of the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower have taken, is taking or proposes to take with respect to each such condition or event are as follows:

The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of _______________, _______ pursuant to Section 5.1(c) of the Credit Agreement.

MESQUITE GAMING, LLC

By:
Name:
Title:

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS OF ______________, ____WHICH PERTAINS
TO THE PERIOD FROM ________________, ______
TO ________________, _______

1.	Capital Expenditures (Section 6.10, calculated on an annual basis)

(a)	Total Revenues for Prior Year (201_): $________

(b)	Maximum Capital Expenditures not financed by capital $________ contributions (4% of (a))
:

(c)	Minimum Capital Expenditures not financed by capital $________ contributions (1% of (a)):

(d)	Total Capital Expenditures for Current Year (201_): $________

(e)	Capital Expenditures financed by capital contributions: $________

(f)	Capital Expenditures not financed by capital contributions $________
((d) minus (e)):

2.	Fixed Charge Coverage Ratio (Section 6.16)

Fixed Charge Coverage Ratio

(i) EBITDA	$______________ (A)
(plus cure contribution, if applicable)        $_______________(A1)

(ii) Restricted Payments	$______________ (B)

(iii) Capital Expenditures paid in cash	$______________ (C)

(iv) income taxes paid in cash	$______________ (D)

(v) Interest Expense paid in cash	$______________ (E)

(vi) scheduled principal payments with respect to Total Liabilities	$______________ (F)

Ratio of (A) (plus A1, if applicable) minus (B) minus (C) minus (D) to (E) plus (F)	______ to 1.0

3.	Senior Cash Flow Leverage Ratio (Section 6.17)

(i) Total Funded Debt
other than Subordinated Debt            $______________ (G)

(ii) EBITDA	$______________ (H)
(plus cure contribution, if applicable)        $______________ (H1)

Ratio of (G) to (H) (plus H1, if applicable)	______ to 1.0

4.    Liquidity

(i) Cash and Cash Equivalents	$______________ (I)
(plus cure contribution, if applicable)        $______________ (I1)

(I) (plus I1, if applicable)	$________________

SCHEDULE 4.6

LITIGATION

None.

SCHEDULE 4.7

ENVIRONMENTAL MATTERS

1.
Assessment findings set forth in that certain Phase I Environmental Site Assessment of 950 West Mesquite Boulevard, Mesquite, Nevada dated August 6, 2013 prepared by Converse Consultants and identified as Converse Project No. 13-43204-01.

2.
Assessment findings set forth in that certain Phase I Environmental Site Assessment of 711 Peppermill Palms Boulevard, Littlefield, Arizona dated August 6, 2013 prepared by Converse Consultants and identified as Converse Project No. 13-43204-01.

SCHEDULE 4.8

ERISA

Mesquite Gaming, LLC 401(k) Plan – Number 001
Mesquite Gaming, LLC Employee Medical, Dental and Vision Plans

SCHEDULE 4.18

SUBSIDIARIES

Entity and Jurisdiction	Owner-Percentage
VRCC, LLC, a Nevada limited liability company	Mesquite Gaming, LLC-100%
C & HRV, LLC, a Nevada limited liability company	Mesquite Gaming, LLC-100%
5.47 RBI, LLC, a Nevada limited liability company	VRCC, LLC – 100%
RBG, LLC, a Nevada limited liability company	VRCC, LLC -94.53% 5.47 RBI, LLC 5.47%
CasaBlanca Resorts, LLC, a Nevada limited liability company	RBG, LLC – 100%
Oasis Interval Ownership, LLC, a Nevada limited liability company	CasaBlanca Resorts, LLC – 100%
Oasis Interval Management, LLC, a Nevada limited liability company	CasaBlanca Resorts, LLC – 100%
Oasis Recreational Properties, Inc., a Nevada corporation	CasaBlanca Resorts, LLC – 100%

SCHEDULE 4.26
LOCATIONS

Borrower/Subsidiary	Location
Mesquite Gaming, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
VRCC, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
C & HRV, LLC	100 Pioneer Boulevard Mesquite, NV 89027
5.47 RBI, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
RBG, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
CasaBlanca Resorts, LLC	897 West Mesquite Boulevard Mesquite, NV 89027 850 West Mesquite Boulevard Mesquite, NV 89027 61 Riverside Road Mesquite, NV 89027
Oasis Interval Ownership, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
Oasis Interval Management, LLC	950 West Mesquite Boulevard Mesquite, NV 89027
Oasis Recreational Properties, Inc.	530 West Peppermill Palms Boulevard Littlefield, AZ 86432

SCHEDULE 6.12

INVESTMENTS

None.

SCHEDULE 6.13

INDEBTEDNESS

Debtor	Creditor	Est. Balance
C&HRV, LLC (B&BB, Inc.)	Bally Technologies (Capital Leases – Gaming Devices)	$26,739.00
C&HRV, LLC (B&BB, Inc.)	International Game Technologies, Inc. (Capital Leases – Gaming Devices)	$17,761.00
RBG, LLC	Bally Technologies (Capital Leases – Gaming Devices)	$17,826.00
RBG, LLC	International Game Technologies, Inc. (Capital Leases – Gaming Devices)	$5,920.00

SCHEDULE 6.14

LIENS

File Date	Debtor	Secured Party	Type	Secured Party's Address	Document No	Actions	Description of Property
9/15/2011	Mesquite Gaming LLC	WMS Gaming, Inc	Organization	800 S Northpoint Blvd. Waukegan, IL 60085	2011024527-9	Initial Financing Statement	Slot Machines
12/14/2011	Mesquite Gaming LLC; RGB, LLC; C & HRV, LLC; Virgin River Hotel & Casino; CasaBlanca Resort & Casino	U.S. Foodservice, Inc.	Organization	1685 W. Cheyenne Avenue North Las Vegas, NV 89032	2011033359-3	Initial Financing Statement	Food and Equipment Trade Payables
5/22/2012	Mesquite Gaming LLC	People's United Bank/ NFS Leasing, Inc.	Organization	People's United Bank One Post Office Square Suite 3710 Boston MA 02109 NFS Leasing, Inc. 900 Cummings Center Suite 309-V Beverly MA 01915	2012013850-3	Initial Financing Statement	Dell Computers (operating lease)

File Date	Debtor	Secured Party	Type	Secured Party's Address	Document No	Actions	Description of Property
1/30/2013	Mesquite Gaming LLC	Konami Gaming, LLC	Organization	585 Trade Center Drive Las Vegas, NV 89119	2013002742-3	Initial Financing Statement	Slot Machines
8/8/2013	Mesquite Gaming LLC	Xerox Financial Services	Organization	45 Glover Ave Norwalk CT 06856	2013020302-3	Initial Financing Statement	Hotel, Slots, Cage, Office desktop printers (operating lease)
1/19/2009	RBG, LLC	US Bancorp	Organization	1310 Madrid Street Marshall MN 56258	2009001564-5	Initial Financing Statement	Printer Copier (operating lease)
12/28/2009	RBG, LLC	US Bancorp	Organization	1310 Madrid Street Marshall MN 56258	2009031163-1	Initial Financing Statement	Printer Copier (operating lease)
1/28/2010	RBG, LLC	US Bancorp	Organization	1310 Madrid Street Marshall MN 56258	2010002511-8	Initial Financing Statement	Printer Copier (operating lease)
2/1/2011	RBG, LLC	IGT	Organization	9295 Prototype Drive Reno, NV 89521	2011002521-1	Initial Financing Statement	Slot Machines
4/19/2012	RBG, LLC	Konami Gaming, LLC	Organization	585 Trade Center Drive Las Vegas, NV 89119	2012010817-0	Initial Financing Statement	Slot Machines
6/14/2012	RBG, LLC	Konami Gaming, LLC	Organization	585 Trade Center Drive Las Vegas, NV 89119	2012016365-7	Initial Financing Statement	Slot Machines

File Date	Debtor	Secured Party	Type	Secured Party's Address	Document No	Actions	Description of Property
10/16/2012	RBG, LLC	Aristocrat Technologies, Inc	Organization	7230 Amigo Street Las Vegas NV 89119	2012027491-7	Initial Financing Statement	Slot Machines
12/18/2012	RBG, LLC	IGT	Organization	9295 Prototype Drive Reno, NV 89521	2012032877-2	Initial Financing Statement	Slot Machines
3/29/2013	C&HRV LLC; and RG, LLC	Onset Financial, Inc.	Organization	10813 S River Front Parkway Suite 450 South Jordan, UT 84095	2013007908-0	Initial Financing Statement	Surveillance Equipment (operating lease)
8/26/2011	C&HRV LLC	Dell Financial Services L.L.C.	Organization	M.S. PS2DF 23 One Dell Way Round Rock, TX 78682	2011022705-5	Initial Financing Statement	Computer equipment
10/18/2011	C&HRV LLC	Konami Gaming, Inc.	Organization	585 Trade Center Drive Las Vegas, NV 89119	2011027728-8	Initial Financing Statement	Slot Machines
4/12/2012	C & HRV dba Virgin River Hotel and Casino	Ainsworth Game Technology Ltd	Organization	6975 S. Decatur Blvd., Suite 140 Las Vegas, NV 89118	2012010047-7	Initial Financing Statement	Slot Machines
4/13/2012	C & HRV, LLC	WMS Gaming, Inc.	Organization	800 S Northpoint Blvd. Waukegan, IL 60085	2012010069-3	Initial Financing Statement	Slot Machines

File Date	Debtor	Secured Party	Type	Secured Party's Address	Document No	Actions	Description of Property
12/10/2012	C & HRV, LLC	Aristocrat Technologies, Inc.	Organization	7230 Amigo Street Las Vegas NV 89119	2012031852-9	Initial Financing Statement	Slot Machines
12/13/2012	C & HRV, LLC	Aristocrat Technologies, Inc.	Organization	7230 Amigo Street Las Vegas NV 89119	2012032229-9	Initial Financing Statement	Slot Machines
12/18/2012	C & HRV, LLC	IGT	Organization	9295 Prototype Drive Reno, NV 89521	2012032887-3	Initial Financing Statement	Slot Machines